EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Dynamic Alternatives Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$15,974,577	$138.10	$2,206.09
Fees Previously Paid	-	-	-
Total Transaction Valuation	$15,974,577
Total Fees Due for Filing			$2,206.09
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$2,206.09

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Dynamic Alternatives Fund	SC TO-I	005-94632	October 10, 2025		$0.00
Fee Offset Sources					October 10, 2025		$0.00